Exhibit 99.1

XEROX AND ACS UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined balance sheet assumes that the merger took place on September 30, 2009 and combines Xerox’s September 30, 2009 consolidated balance sheet with ACS’s September 30, 2009 consolidated balance sheet.

The unaudited pro forma condensed combined statement of income for the fiscal year ended December 31, 2008 assumes that the merger took place on January 1, 2008. Xerox’s audited consolidated statement of income for the fiscal year ended December 31, 2008 has been combined with ACS’s unaudited consolidated statement of income for the four fiscal quarters ended December 31, 2008. This unaudited methodology includes the last two reported quarters of ACS’s fiscal year ended June 30, 2008 and the first two reported quarters of ACS’s fiscal year ended June 30, 2009.

The unaudited pro forma condensed combined statement of income for the nine months ended September 30, 2009 also assumes that the merger took place on January 1, 2008. Xerox’s unaudited consolidated statement of income for the nine months ended September 30, 2009 has been combined with ACS’s unaudited consolidated statement of income for the three fiscal quarters ended September 30, 2009. This unaudited methodology includes the last two reported quarters of ACS’s fiscal year ended June 30, 2009 and the first reported quarter of ACS’s fiscal year ending June 30, 2010.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of Xerox and ACS for the applicable periods:

•

Separate historical financial statements of Xerox as of and for the year ended December 31, 2008 and the related notes included in Xerox’s Annual Report on Form 10-K for the year ended December 31, 2008;

•	Separate historical financial statements of ACS as of and for the year ended June 30, 2009 and the related notes included in ACS’s Annual Report on Form 10-K for the year ended June 30, 2009;

•

Separate historical financial statements of Xerox as of and for the three and nine months ended September 30, 2009 and the related notes included in Xerox’s Quarterly Report on Form 10-Q for the period ended September 30, 2009; and

•

Separate historical financial statements of ACS as of and for the three months ended September 30, 2009 and the related notes included in ACS’s Quarterly Report on Form 10-Q for the period ended September 30, 2009.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. There were no material transactions between Xerox and ACS during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles, or GAAP standards, which are subject to change and interpretation. Xerox has been treated as the acquiror in the merger for accounting purposes. The acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates (for example estimates as to value of acquired property, equipment and software as well as intangible assets) and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the merger or the costs to combine the operations of Xerox and ACS or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

Xerox Corporation and Affiliated Computer Services, Inc.

Unaudited Pro Forma Condensed Combined Statements of Income

Year Ended December 31, 2008

(in millions, except per share data)	Xerox	ACS	Pro Forma Adjustments		Pro Forma Combined
Revenues
Sales	$8,325	$295	$—		$8,620
Service, outsourcing and rentals	8,485	6,078	(40	)(A)	14,523
Finance income	798	—	—		798

Total Revenues	17,608	6,373	(40)		23,941

Costs and Expenses
Cost of sales	5,519	292	—		5,811
Cost of service, outsourcing and rentals	4,929	4,906	(36	)(B)	9,799
Equipment financing interest	305	—	—		305
Research, development and engineering expenses	884	—	—		884
Selling, administrative and general expenses	4,534	427	—		4,961
Restructuring and asset impairment charges	429	17	—		446
Other expenses, net	1,087	194	339	(C)	1,620

Total Costs and Expenses	17,687	5,836	303		23,826

Income (Loss) before Income Taxes & Equity Income	(79)	537	(343)		115
Income tax expense (benefit)	(231)	196	(131	)(D)	(166)
Equity in net income of unconsolidated affiliates	113	—	—		113

Net Income	265	341	(212)		394

Less: Net Income attributable to noncontrolling interests	35	—	—		35

Net Income Attributable to Xerox Corporation	$230	$341	$(212)		$359

Basic Earnings per Share	$0.26	$3.52		(E)	$0.24
Diluted Earnings per Share	$0.26	$3.49		(E)	$0.24

Basic—Weighted-Average Shares	885	97			1,367
Diluted—Weighted-Average Shares	896	98			1,397

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments are explained in Note 6 — Adjustments to Unaudited Pro Forma Condensed Combined Statements of Income.

Xerox Corporation and Affiliated Computer Services, Inc.

Unaudited Pro Forma Condensed Combined Statements of Income

Nine Months Ended September 30, 2009

(in millions, except per share data)	Xerox	ACS	Pro Forma Adjustments		Pro Forma Combined
Revenues
Sales	$4,651	$332	$—		$4,983
Service, outsourcing and rentals	5,773	4,651	(12	)(A)	10,412
Finance income	536	—	—		536

Total Revenues	10,960	4,983	(12)		15,931

Costs and Expenses
Cost of sales	3,100	328	—		3,428
Cost of service, outsourcing and rentals	3,313	3,731	(34	)(B)	7,010
Equipment financing interest	204	—	—		204
Research, development and engineering expenses	615	—	—		615
Selling, administrative and general expenses	3,024	391	—		3,415
Restructuring and asset impairment charges	(5)	5	—		—
Other expenses, net	276	127	248	(C)	651

Total Costs and Expenses	10,527	4,582	214		15,323

Income before Income Taxes & Equity Income	433	401	(226)		608
Income tax expense	122	141	(86	)(D)	177
Equity in net income of unconsolidated affiliates	14	—	—		14

Net Income	325	260	(140)		445

Less: Net Income attributable to noncontrolling interests	20	—	—		20

Net Income Attributable to Xerox Corporation	$305	$260	$(140)		$425

Basic Earnings per Share	$0.35	$2.66		(E)	$0.30
Diluted Earnings per Share	$0.35	$2.65		(E)	$0.30

Basic—Weighted-Average Shares	870	98			1,351
Diluted—Weighted-Average Shares	875	98			1,377

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments are explained in Note 6 — Adjustments to Unaudited Pro Forma Condensed Combined Statements of Income.

Xerox Corporation and Affiliated Computer Services, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheets

September 30, 2009

(in millions)	Xerox	ACS	Pro Forma Adjustments		Pro Forma Combined
Assets
Cash and cash equivalents	$1,159	$559	$(1,109	)(A)	$609
Accounts receivable, net	1,863	1,524	—		3,387
Billed portion of finance receivables, net	256	—	—		256
Finance receivables, net	2,386	—	—		2,386
Inventories	1,069	22	—		1,091
Other current assets	707	129	(56	)(B)	780

Total current assets	7,440	2,234	(1,165)		8,509
Finance receivables due after one year, net	4,381	—	—		4,381
Equipment on operating leases, net	550	—	—		550
Land, buildings and equipment, net	1,351	570	—		1,921
Investments in affiliates, at equity	1,051	—	—		1,051
Intangible assets, net	609	301	3,169	(C)	4,079
Goodwill	3,405	2,897	1,419	(D)	7,721
Deferred tax assets, long-term	1,673	(479)	(650	)(E)	544
Other long-term assets	1,293	751	(197	)(F)	1,847

Total Assets	$21,753	$6,274	$2,576		$30,603

Liabilities and Equity
Short-term debt and current portion of long-term debt	$1,149	$293	$(17	)(G)	$1,425
Accounts payable	1,292	220	—		1,512
Accrued compensation and benefits costs	616	166	—		782
Other current liabilities	1,373	577	(132	)(H)	1,818

Total current liabilities	4,430	1,256	(149)		5,537
Long-term debt	6,297	2,030	942	(G)	9,269
Liability to subsidiary trust issuing preferred securities	649	—	—		649
Pension and other benefit liabilities	1,870	107	—		1,977
Post-retirement medical benefits	873	—	—		873
Other long-term liabilities	603	178	(21	)(I)	760

Total Liabilities	14,722	3,571	772		19,065

Series A convertible preferred stock	—	—	299	(J)	299

Common stock	870	1	481	(K)	1,352
Additional paid-in-capital	2,463	1,737	2,067	(L)	6,267
Treasury stock, at cost	—	(1,056)	1,056	(M)	—
Retained earnings	5,532	2,061	(2,139	)(N)	5,454
Accumulated other comprehensive loss	(1,967)	(40)	40	(O)	(1,967)

Xerox Shareholders' Equity	6,898	2,703	1,505		11,106
Noncontrolling Interests	133	—	—		133

Total Equity	7,031	2,703	1,505		11,239

Total Liabilities and Equity	$21,753	$6,274	$2,576		$30,603

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments are explained in Note 7 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheets.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Description of Transaction

On September 27, 2009, Xerox and ACS entered into a merger agreement. Upon completion of the merger on February 5, 2010, ACS became a wholly owned subsidiary of Xerox as each share of ACS Class A and Class B common stock issued and outstanding converted into the right to receive a combination of 4.935 shares of Xerox common stock and $18.60 in cash, without interest. In addition, the holders of Class B common stock received shares of Xerox Convertible Preferred Stock (see below for description). The transaction is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

ACS stock options, other than ACS stock options issued in August 2009, whether or not then vested and exercisable, became fully vested and exercisable and assumed by Xerox at the effective time of the merger in accordance with preexisting change-in-control provisions. Each assumed option became exercisable for Xerox common stock equal to the product of the number of shares of ACS Class A common stock that were subject to the ACS stock option immediately prior to the effective time of the merger multiplied by (i) the sum of (A) 4.935 and (B) the cash consideration of $18.60 divided by (ii) the per share closing price for Xerox common stock on the last trading day before the closing of this merger — such ratio the “Option Exchange Ratio.” The per share exercise price for the shares of Xerox common stock issuable upon exercise of the assumed ACS stock options is equal to the quotient determined by dividing the exercise price per share of ACS Class A common stock of the ACS stock option by the Option Exchange Ratio.

ACS stock options issued in August 2009 will continue to vest and become exercisable for Xerox common stock according to their original terms. The estimated fair value of the new Xerox stock options will be recorded to compensation cost over the future vesting period. No adjustment to the unaudited pro forma condensed statements of income were made related to stock-based compensation since it is not anticipated that the stock-based compensation expense for ACS employees after the completion of the merger will be materially different than the amounts already included in ACS’s historical statements of income.

In connection with the merger, Xerox issued shares of Xerox Convertible Preferred Stock with an aggregate liquidation preference of $300 million to the holders of ACS Class B common stock. The Xerox Convertible Preferred Stock pays quarterly cash dividends at a rate of 8 percent per year and has a liquidation preference of $1,000 per share. Each share of Xerox Convertible Preferred Stock is convertible at any time, at the option of the holder, into 89.8876 shares of common stock (which reflects an initial conversion price of approximately $11.125 per share of common stock, which is a 25% premium over $8.90, which was the average closing price of Xerox common stock over the 7-trading day period ended on September 14, 2009, and the number used for calculating the initial conversion price in the merger agreement), subject to customary anti-dilution adjustments. On or after the fifth anniversary of the issue date, Xerox will have the right to cause, under certain circumstances, any or all of the Xerox Convertible Preferred Stock to be converted into shares of Xerox common stock at the then applicable conversion rate. The holders of Xerox Convertible Preferred Stock are also able to convert upon a change in control at the applicable conversion rate plus an additional number of shares determined by reference to the price paid for Xerox common stock upon a change in control. In addition, upon the occurrence of certain fundamental change events, including a future change in control of Xerox or if Xerox common stock ceases to be listed on a national securities exchange, the holders of Xerox Convertible Preferred Stock have the right to require Xerox to redeem any or all of the Xerox Convertible Preferred Stock in cash at a redemption price per share equal to the liquidation preference and any accrued and unpaid dividends to, but not including the redemption date. The Xerox Convertible Preferred Stock is classified as temporary equity (i.e., apart from permanent equity) as a result of the contingent redemption feature.

2. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of Xerox and ACS. For ease of reference, all pro forma statements use Xerox’s period end dates and ACS’s reported information has been recasted accordingly to correspond to Xerox’s period end dates by adding ACS’s comparable quarterly periods as necessary. In addition, certain reclassifications have been made to the historical financial statements of ACS to conform with Xerox’s presentation, primarily related to the presentation of revenues; selling, administrative and general (SAG) expenses, software and intangible assets.

The acquisition method of accounting is based on Accounting Standards Codification (ASC) Topic 805, Business Combinations, which Xerox adopted on January 1, 2009 and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements and Disclosures, which Xerox has adopted as required.

ASC Topic 805, requires, among other things, that most assets acquired and liabilities acquired be recognized at their fair values as of the acquisition date. Financial statements of Xerox issued after completion of the merger will reflect such fair values, measured as of the acquisition date, which may be different than the estimated fair values included in these unaudited pro forma condensed combined financial statements. The financial statements of Xerox issued after the completion of the merger will not be retroactively restated to reflect the historical financial position or results of operations of ACS.

ASC Topic 820, defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be unrelated (to Xerox) buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Xerox may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Xerox’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under ASC Topic 805, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees, etc.) and certain acquisition-related restructuring charges impacting the target company are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total advisory, legal, regulatory and valuation costs expected to be incurred by Xerox are estimated to be approximately $75 million, of which $9 million was expensed in the nine months ended September 30, 2009. In addition, Xerox has reflected fees of approximately $60 million associated with the bridge facility, as described in Xerox’s Current Report on Form 8-K filed on September 28, 2009. The unaudited pro forma condensed combined balance sheet also reflects anticipated acquisition-related transaction costs expected to be incurred by ACS, which are estimated to be approximately $65 million, as an assumed liability paid in connection with the closing of the merger (of which $7 million was incurred in the nine months ended September 30, 2009).

3. Accounting Policies

Xerox is currently performing a detailed review of ACS’s accounting policies. As a result of that review, Xerox may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, Xerox is not aware of any differences that would have a material impact on the combined financial statements. The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies.

4. Estimate of Consideration Transferred

The following is an estimate of consideration that would have been transferred to effect the acquisition of ACS based on ACS’s shares and options issued and outstanding as of September 30, 2009:

(in millions, except per share amounts)	Conversion Calculation	Estimated Fair Value	Form of Consideration
Number of shares of ACS Class A shares issued and outstanding as of September 30, 2009	91.0
Number of shares of ACS Class B shares issued and outstanding as of September 30, 2009	6.6

Total number of ACS shares issued and outstanding	97.6

Multiplied by Xerox's share price as of February 5, 2010 ($8.47) multiplied by the exchange ratio of 4.935	$41.80	$4,082	Xerox common stock

Multiplied by cash consideration per common share outstanding	$18.60	$1,816	Cash

Number of ACS stock options vested and unvested as of September 30, 2009 assumed in exchange for a Xerox equivalent stock option	14.3
Multiplied by the Option Exchange Ratio	7.085

Number of Xerox equivalent stock options	101.3

Fair value of Xerox equivalent stock options(1)	$2.07	$209	Xerox stock options

Estimated fair value of Xerox Series A Convertible Perpetual Preferred stock issued to ACS Class B Shareholder		$300	Xerox preferred stock

Estimate of consideration		$6,407

(1)	The fair value of the Xerox equivalent stock option was estimated as of February 5, 2010 using the Black-Scholes valuation model utilizing the assumptions noted below. The expected term of the option is based on ACS historical employee stock option exercise behavior as well as the remaining contractual exercise term. The stock price volatility and expected term are based on Xerox’s best estimates at this time, both of which impact the fair value of the option calculated under the Black-Scholes methodology.

Xerox believes that the fair value of the Xerox stock options issued to the holders of the ACS stock options approximates the fair value of ACS stock options. Accordingly, the fair value of the converted stock options was recognized as a component of the purchase price and no additional amounts have been reflected as compensation expense.

Assumptions used for the valuation of Xerox stock options:

Stock price	$8.65
Strike price	$6.89
Expected volatility	38%
Risk-free interest rate	0.23%
Expected term	0.75	years

Black-Scholes value per option	$2.07

5. Estimate of Assets Acquired and Liabilities Assumed

The following is a preliminary estimate of the assets acquired and the liabilities assumed by Xerox in the merger, reconciled to the estimate of consideration transferred:

(in millions)
Book value of net assets acquired September 30, 2009	$2,703

Less: ACS historical goodwill	(2,897)
Less: ACS historical intangible assets	(301)
Less: ACS historical deferred customer contract costs(1)	(166)

Adjusted book value of net assets acquired	$(661)

Adjustments to:
Property, equipment and software	—
Identifiable intangible assets	3,470
Unearned revenue	138
Contingent consideration (prior ACS acquisitions)	(10)
Other liabilities—Change-in-control /expenses	(130)
Debt	(17)
Taxes	(699)
Contingencies	—
Goodwill	4,316

Total adjustments	$7,068

Estimate of consideration transferred	$6,407

(1)	Included in Other long-term assets.

The purchase price allocation for the purposes of these unaudited pro forma condensed combined financial statements was primarily limited to the identification and valuation of intangible assets. Xerox believes this was an appropriate approach based on a review of similar type acquisitions which appeared to indicate that the most significant and material portion of the purchase price would be allocated to identifiable intangible assets.

The following is a discussion of the adjustments made to ACS’s assets and liabilities in connection with the preparation of these unaudited pro forma condensed combined financial statements:

Property, equipment and software: As of the effective time of the merger, property, equipment and software is required to be measured at fair value, unless those assets are classified as held-for-sale on the acquisition date. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. Xerox is still reviewing information regarding the specific types, nature, age, condition or location of these assets. In addition, more information is needed regarding the nature and types of computer equipment and software, which is the majority of ACS’s property, equipment and software balance, in order to assess these assets against current technology products, costs and values. Accordingly, for purposes of these unaudited pro forma condensed combined financial statements, Xerox believes that the current ACS book values for these assets (Total as of September 30, 2009 of $979 million — $570 million for property and equipment and $409 million for software, which was reclassified to Other long-term assets to conform to Xerox presentation) represent the best estimates of fair value. This estimate of fair value is preliminary and subject to change and could vary materially from the actual adjustment on the closing date. For each $100 million of fair value adjustment (approximately 10% of the current book value) that changes property, equipment and software, there could be an annual change in depreciation and amortization expense — increase or decrease — of approximately $25 million ($6 million per quarter), assuming a weighted-average useful life of 4 years.

Intangible assets: As of the effective time of the merger, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used and be used in a manner that represents their highest and best use. Based on internal assessments as well as discussions with ACS and our external third party valuation advisors, Xerox identified the following significant intangible assets: customer relationships/contracts, the ACS tradename and title plant.

The fair value of these intangible assets is normally determined primarily through the use of the “income approach,” which requires an estimate or forecast of all the expected future cash flows either through the use of either the multi-period excess earnings method or relief-from-royalty method.

Xerox is still reviewing information as to the amount, timing and risk of the estimated future cash flows needed to value the customer relationship/contracts, the ACS tradename and the title plant. Some of the more significant assumptions inherent in the development of estimated cash flows, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of revenue, sales and marketing expenses and working capital/contributory asset charges) and the discount rate selected to measure the risks inherent in the future cash flows. However, for purposes of these unaudited pro forma condensed combined financial statements, using currently available information, such as ACS’s historical and projected revenues, customer attrition rates, cost structure, and certain other high-level assumptions, the fair value of the customer relationship/contracts and the ACS tradename were estimated by our external third party valuation advisors and reviewed by Xerox management and were as follows: Customer relationships/contracts — $3.1 billion with a weighted average useful life of 11 years; and the ACS tradename — $300 million with a weighted average useful life of 5 years.

An amount of $15 million with a weighted average useful life of 5 years was also included in the adjustment for identifiable intangible assets to cover additional acquired intangible assets including non-compete agreements, other tradenames, copyrights and patents. Since Xerox is still reviewing information related to the value of these intangible assets, the estimated fair values were based primarily on ACS’s current book values and recent acquisitions involving similar intangible assets.

The following table is a summary of the fair value estimates of the identifiable intangible assets and their weighted average useful lives used for purposes of these unaudited pro forma condensed combined financial statements:

(in millions)	Estimated Fair Value	Estimated Useful Life
Customer relationships/contracts	$3,100	11
ACS tradename	300	5
Other intangible assets	15	5
Title Plant and other indefinite-lived assets	55	N/A

Total identifiable intangible assets	$3,470

These preliminary estimates of fair value and weighted-average useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. Once Xerox and our third party valuation advisors complete the review regarding the specifics of the ACS’s intangible assets, additional insight will be gained that could impact: (i) the estimated total value assigned to intangible assets, (ii) the estimated allocation of value between finite-lived and indefinite-lived intangible assets and/or (iii) the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known only upon a complete review of additional information. For each $100 million change in the fair value of identifiable intangible assets, there could be an annual change in amortization expense — increase or decrease — of approximately $10 million ($2.5 million per quarter), assuming a weighted-average useful life of 10 years.

Unearned revenue: Deferred revenue in the context of a business combination represents an obligation to provide future products or services to a customer when payment for such products or services has been made prior to the products being delivered or services being rendered. A certain portion of ACS’s unearned revenue is for services already rendered and therefore no future obligation to provide services remains. The payments from customers were normally for up-front transition and set-up services and were deferred due to the revenue recognition requirements for up-front payments. Accordingly, Xerox adjusted the balance of unearned revenue by $138 million for the estimated portion of unearned revenue for which no future service obligation exists. No adjustment was made for the remaining portion of unearned revenue as it was determined to be a reasonable estimate of the fair value for the remaining service obligation.

Contingent consideration: Although there is no contingent consideration associated with this merger, ACS is obligated to make certain contingent payments in connection with prior acquisitions upon satisfaction of certain contractual criteria. As of the effective time of the merger, contingent consideration obligations must be recorded at their respective fair value. As of September 30, 2009, the maximum aggregate amount of ACS’s outstanding contingent obligations to former shareholders of acquired entities is approximately $46 million. The fair value of this obligation was estimated to be $10 million for purposes of these unaudited pro forma condensed combined financial statements.

Other liabilities: This adjustment represents ACS liabilities assumed by Xerox as required by the terms of the merger. The assumed liabilities include payments due under contractual change-in-control provisions in employment agreements of certain ACS employees of approximately $80 million as well as ACS’s costs associated with the merger of approximately $65 million. These amounts are preliminary estimates and may change once the underlying calculations are finalized. As of September 30, 2009, ACS had accrued $11 million related to change-in-control agreements and $7 million for merger related costs.

Debt: As of the effective time of the merger, debt is required to be measured at fair value. A portion of ACS’s debt was repaid at the effective time of the merger — $1,771 million at September 30, 2009 — together with related interest rate swaps — $33 million liability at September 30, 2009. Accordingly, Xerox only calculated a fair value adjustment to ACS’s remaining debt of $500 million based on ACS’s filings with the SEC and believes the pro forma fair value adjustment amount of $(4) million to be reasonable. As a result of the debt repayment and fair value adjustment, ACS’s deferred debt issue costs of $21 million were written off and are netted against the fair value adjustment in the table above.

Deferred taxes: As of the effective time of the merger, Xerox will provide deferred taxes and other tax adjustments as part of the accounting for the acquisition, primarily related to the estimated fair value adjustments for acquired intangibles. The $699 million adjustment included in the table reflects the summation of those adjustments — see Note 7 Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet, item (E) for details regarding the adjustment to taxes.

Contingencies: As of the effective time of the merger, except as specifically excluded by GAAP, contingencies are required to be measured at fair value, if the acquisition-date fair value of the asset or liability arising from a contingency can be determined. If the acquisition-date fair value of the asset or liability cannot be determined, the asset or liability would be recognized at the acquisition date if both of the following criteria were met: (i) it is probable that an asset existed or that a liability had been incurred at the acquisition date, and (ii) the amount of the asset or liability can be reasonably estimated. These criteria are to be applied using the guidance in ASC Topic 405, Contingencies. As disclosed in ACS’s Quarterly Report on Form 10-Q for the period ended September 30, 2009, ACS is involved in various legal proceedings, including an SEC investigation. However, Xerox is still reviewing information regarding the fair value of these contingencies. A fair valuation effort requires review of complex legal matters and associated defense strategies, which are in progress. As required, ACS currently accounts for these contingencies under ASC Topic 405. If fair value cannot be determined for ACS’s contingencies, the combined company would continue to account for the ACS contingencies using ASC Topic 405. For the purpose of these unaudited pro forma condensed combined financial statements, Xerox has not adjusted the ACS book values for contingencies. This approach is preliminary and subject to change after completion of the final review and assessment of the matters.

In addition, as disclosed in ACS’s 2009 Quarterly Report on Form 10-Q for the period ended September 30, 2009, ACS has recorded provisions for uncertain tax positions. Income taxes are exceptions to both the recognition and fair value measurement principles of ASC Topic 805. As such, the combined company will continue to account for the ACS uncertain tax positions using ASC Topic 740, Income Taxes. For the purpose of these unaudited pro forma condensed combined financial statements, Xerox has not adjusted the ACS book values for uncertain tax positions. This assessment is preliminary and subject to change after completion of the final review and assessment of the matters.

Other Assets/Liabilities: Adjustments to ACS’s remaining assets and liabilities may also be necessary. However, since the majority of the remaining assets and liabilities are current assets and liabilities, Xerox believes that the current ACS book values for these assets represent reasonable estimates of fair value or net realizable value, as applicable. Xerox does not anticipate that the actual adjustments for these assets and liabilities will be materially different.

Goodwill: Goodwill is calculated as the difference between the acquisition date fair value of the consideration transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized but rather subject to an annual fair value impairment test.

6. Adjustments to Unaudited Pro Forma Condensed Combined Statements of Income:

(A)	Reflects adjustments for the following (in millions):

	Year Ended December 31, 2008	Nine Months Ended September 30, 2009
Reduction in revenue related to the write-off of deferred revenue for which no future service obligation remains(1)	$(55)	$(24)
Reversal of amortization for certain ACS deferred charges, including contract inducements costs, written-off at the consummation of the acquisition	15	12

Total	$(40)	$(12)

(1)	See note (H) in Note 7 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheets for the estimated reduction to ACS’s historical deferred revenue. After the completion of the merger Xerox’s revenue will reflect the decreased valuation of ACS’s deferred revenue. Although long-term there will be no continuing impact on the combined operating results, the majority of this deferred revenue would have been recognized by ACS in the next two years. To show the anticipated effect on the combined operating results after the completion of the merger, the historical unaudited pro forma condensed statements of income were adjusted to reflect the decrease in ACS’s deferred revenue.

(B)	Reversal of amortization for certain ACS deferred charges, including customer contract costs, written-off at the consummation of the acquisition.

(C)	The pro forma adjustment to other expenses, net primarily reflects additional intangible asset amortization and the interest expense related to the Senior Notes Xerox issued in December 2009 and $700 million of additional borrowings under our existing revolving credit facility. The components of the adjustments to other expenses, net are as follows (in millions):

	Year Ended December 31, 2008	Nine Months Ended September 30, 2009
New intangible asset amortization(1)	$345	$259
Eliminate ACS’s historical intangible asset amortization expense	(48)	(35)
Interest expense on new debt issuances used to partially finance the merger(2)	130	97
Amortization of: (i) deferred financing fees related to new debt issuances; and (ii) the estimated fair value adjustment for ACS’s debt that was not repaid	13	10
Historical interest cost—debt repaid	(109)	(61)
Amortization of deferred financing fees—debt repaid	(9)	(7)
Forgone interest income from lower cash balances used to partially fund the merger	17	12
To eliminate change in control payments accrued in the nine months ended September 30, 2009, which are directly attributable to the announcement of the merger that are not expected to have a continuing impact on the combined entity’s results	—	(11)
To eliminate acquisition related transaction costs including advisory and legal fees incurred in the nine months ended September 30, 2009, which are directly attributable to the pending merger, but which are not expected to have a continuing impact on the combined entity’s results	—	(16)

Total	$339	$248

(1)	For estimated intangible asset values and the estimated associated useful lives, see note (C) in Note 7— Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheets.
(2)	For the anticipated new borrowings used to partially finance the merger, see note (G) in Note 7—Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheets.

(D)	This represents the tax effect of adjustments to income before income taxes and equity income primarily related to the expense associated with incremental debt to partially finance the merger and increased amortization resulting from estimated fair value adjustments for acquired intangibles. Xerox has assumed a 38% blended tax rate representing the estimated combined effective U.S. federal and state statutory rates. This estimated blended tax rate recognizes that ACS is predominately a U.S. based entity and that the debt incurred by Xerox to effect the merger is an obligation of a U.S. entity. However, the effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities.

(E)	The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the combined basic and diluted weighted-average shares. The historical basic and diluted weighted average shares of ACS are assumed to be replaced by the shares issued by Xerox to effect the merger. For purposes of the unaudited pro forma condensed combined diluted earnings per share calculations, net income available to common shareholders reflects net income less dividends on the Series A convertible preferred stock of $24 million per year. The shares associated with the Series A convertible preferred stock were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive.

The unaudited pro forma condensed combined financial statements do not reflect revenue synergies or the expected realization in three years of annual pre-tax cost savings of $300 to $400 million. Although Xerox management expects that cost savings will result from the merger, there can be no assurance that these cost savings will be achieved.

7. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheets:

(A)	The sources and uses of funds relating to the merger transaction are as follows:

(in millions)
Sources:
Senior Notes issued in December 2009	$2,000
Borrowings under our existing revolving credit facility at an assumed current rate of 3.75%	700

Total sources(1)	$2,700

Uses:
Repayment of ACS’s debt(1)	$(1,771)
Cash consideration to shareholders of ACS common stock at $18.60 per share	(1,816)
Estimated remaining Xerox and ACS acquisition related transaction costs including certain costs related to the bridge term facility which Xerox did not utilize (excludes $11 million of fees paid as of September 30, 2009 related to the bridge term facility)(2)	(189)
Payment upon termination of ACS interest rate swaps in conjunction with the closing of the merger	(33)

Total uses	$(3,809)

Net effect on cash	$(1,109)

(1)	See (G) below for a description of the transaction financing.
(2)	The unaudited condensed combined pro forma balance sheet assumes that the estimated remaining transaction costs of $189 million were paid in conjunction with the closing of the merger.

(B)	Reflects adjustments for the following:

(in millions)
Net change to current deferred tax assets(1)	$(49)
Represents the write-off of the current portion of ACS’s unamortized debt issuance costs(2)	(7)

Total	$(56)

(1)	See (E) below for long-term deferred tax assets.
(2)	See (F) and (G) below.

(C)

As of the effective time of the merger, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets. The pro forma adjustments to intangible assets, net reflect the following:

(in millions)
To record the estimated fair value of the following identifiable intangible assets:
Customer relationships—estimated 11 year weighted average useful life	$3,100
Tradenames and other intangibles—estimated 5 year weighted average useful life	315
Title plant and tradename—non-amortizable as indefinite-lived	55
Eliminate ACS’s historical intangible assets	(301)

Total	$3,169

(D)	Reflects adjustments for the following:

(in millions)
Estimated transaction goodwill	$4,316
Eliminate ACS’s historical goodwill	(2,897)

Total	$1,419

(E)	Reflects adjustments for the following:(1)

(in millions)
Establish deferred tax liability for the increase in the basis of identified acquired intangible assets(2)	$(1,149)
Elimination of ACS’s previous deferred tax liability associated with historical goodwill	449
Reduce deferred tax assets related to the write-off of deferred revenue for which no future service obligation remains(3)	(52)
Establish deferred tax asset for contingent consideration related to previous ACS asset acquisitions(3)	4
Increase in deferred tax assets for the accelerated vesting of certain ACS nonqualified stock options(4)	41
Reduction of income taxes related to the write-off of ACS’s unamortized debt issuance costs(5)	8

Total change in deferred tax assets	$(699)

Total change from the unaudited historical balance sheet:
Net change in current portion of deferred tax assets—see (B) above	$(49)
Net change in long-term portion of deferred tax assets	(650)

Total	$(699)

(1)	Given that ACS is predominately a U.S. based entity, Xerox has assumed a blended 38% tax rate representing the estimated combined effective U.S. federal and state statutory rates. However, the effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities.
(2)	See (C) above for identified intangible assets.
(3)	See (H) and (I) below for adjustments to underlying liability that was tax effected.
(4)	See additional paid-in-capital at (L) below.
(5)	See (B) above and (F) below for the write-off of certain unamortized debt issuance costs.

(F)	Reflects adjustments for the following:

(in millions)
Write-off of certain ACS deferred customer costs including contract inducements and contract set-up and transition costs	$(166)
Deferral of costs associated with new debt issued in connection with the merger(1)	19
Write-off the long-term portion of ACS’s unamortized debt issuance costs(2)	(14)
Write-off the unamortized deferred issuance costs related to the bridge term facility	(36)

Total	$(197)

(1)	Deferred debt issuance costs amortized over the term of the associated new debt. See (G) below.
(2)	See (B) and (E) above and (G) below.

(G)	Reflects adjustments for the following:

(in millions)
New borrowings:
4.25% Senior Notes due 2015	$1,000
5.625% Senior Notes due 2019	650
6.75% Senior Notes due 2039	350
Borrowings under our existing revolving credit facility at an assumed current rate of 3.75%	700

Total(1)	$2,700

Repayments:
ACS Term Loan Facility due March 2013	$(1,737)
ACS Revolving Facility due March 2012	(34)

Total repayments:(1)	(1,771)

Estimated fair market value adjustment for the assumed ACS debt not repaid in conjunction with the merger	(4)

Total repayments and fair market value adjustments	$(1,775)

Net change in debt	$925

Total change from the unaudited historical balance sheet:
Current debt portion	$(17)
Long-term debt portion	942

Total	$925

(1)	The cash portion of the acquisition, as well as the repayment of approximately $1.8 billion of ACS’s assumed debt was funded through a combination of cash on hand, additional borrowings under our existing credit facility and the proceeds from the Senior Notes issued in December 2009. See note (C) in Note 6 — Adjustments to Unaudited Pro Forma Condensed Combined Statements of Income for the estimated interest expense related to these borrowings.

(H)	Reflects adjustments for the following:

(in millions)
Payment upon termination of ACS interest rate swaps—current portion(1)	$(21)
Write-off of the current portion of deferred revenue for which no future service obligation remains(1)(2)	(55)
Reduction of income taxes payable for the tax benefit associated with the bridge term facility costs that were expensed(3)	(23)
Reduction of other current liabilities for accrued fees associated with the bridge term facility assumed paid in conjunction with the closing of the merger(4)	(25)
To eliminate acquisition related transaction costs including advisory and legal fees accrued in the nine months ended September 30, 2009 assumed paid in conjunction with the closing of the merger	(16)
Current portion of accrual for contingent consideration related to previous ACS acquisitions(1)	8

Total	$(132)

(1)	See (I) below for long-term portion.
(2)	After the completion of the merger Xerox’s revenue will reflect the decreased valuation of ACS’s deferred revenue. Although long-term there will be no continuing impact on the combined operating results, the majority of this deferred revenue would have been recognized by ACS in the next two years. To show the anticipated effect on the condensed combined operating results after the completion of the merger, the historical unaudited pro forma condensed statements of income were also adjusted to reflect the decreased value of ACS’s deferred revenue.
(3)	See (N) below.
(4)	See (A) above for acquisition related transaction costs including certain costs related to the bridge term facility.

(I)	Reflects adjustments for the following:

(in millions)
Payment upon termination of ACS interest rate swaps—long-term portion(1)	$(12)
Write-off of the long-term portion of deferred revenue for which no future service obligation remains(1)	(83)
Estimated incremental payments related to the change in control of ACS (excludes $11 million accrued by ACS as of September 30, 2009)(2)	72
Long-term portion of accrual for contingent consideration related to previous ACS acquisitions(1)	2

Total	$(21)

(1)	See (H) above for current portion.
(2)	The total of $83 million represents the estimated amount for change in control related payments.

(J)	Reflects adjustments for the following:

(in millions)
Issuance of Series A convertible preferred stock	$300
Deferred transaction costs related to the issuance of the preferred stock	(1)

Total	$299

(K)	Reflects adjustments for the stock portion of the merger consideration, at par, and to eliminate ACS’s common stock, at par, as follows:

(in millions)
Issuance of Xerox common stock based on exchange ratio of 4.935 shares for each share of ACS Class A common stock and ACS Class B common stock	$482
Eliminate ACS common stock	(1)

Total	$481

(L)	Reflects adjustments for the following:

(in millions)
To record stock portion of the merger consideration at fair value	$4,082
Par value of stock portion of the merger consideration recorded within common stock(1)	(482)
To record the fair value of stock options that vested as a result of the merger(2)	209
Eliminate ACS additional paid-in-capital	(1,737)
Capitalized transaction costs related to the issuance of Xerox common stock	(5)

Total	$2,067

(1)	See (K) above.
(2)	See (E) above.

(M)	To eliminate ACS’s treasury stock.

(N)	Reflects adjustments for the following:

(in millions)
Eliminate ACS retained earnings	$(2,061)
To record estimated non-recurring costs for remaining Xerox acquisition related transactions costs and certain costs related to the bridge term facility which Xerox did not utilize (excludes $9 million incurred by Xerox in the nine months ended September 30, 2009)	(101)
Tax benefit of the bridge term facility costs(1)	23

Total	$(2,139)

(1)	See (H) above.

(O)	To eliminate ACS’s accumulated other comprehensive loss.